UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2010

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

           On July 16, 2010, PartnerRe Ltd. (the “Company”) refinanced the credit agreement dated as of June 17, 2004 and amended and restated as of September 30, 2005 in its entirety in the form of a new credit agreement (the “Credit Agreement”) among the Company, various designated subsidiary borrowers and various lending institutions.  The Credit Agreement has similar terms and conditions as the existing credit agreement except that: (1) the aggregate commitment was increased by $50 million to $750 million, (2) the final maturity date was extended from September 30, 2010 to July 16, 2013, (3) there were changes to the applicable facility fees, (4) the capacity for the fronted letter of credit was increased from $100 million to $375 million, (5) the threshold level for the minimum consolidated tangible net worth covenant was adjusted to reflect an increase in the Company’s net worth and (6) the composition of the lender group changed.  Certain of the lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

A copy of the Credit Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

The disclosures required by this Item 1.02 are incorporated herein by reference to the disclosures contained under Item 1.01 above.  The Company, various designated subsidiary borrowers and various lending institutions were parties to the credit agreement dated as of June 17, 2004 and amended and restated as of September 30, 2005.

Item 9.01    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description
10.1	Credit Agreement among PartnerRe Ltd., the Designated Subsidiary Borrowers, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent, dated July 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)
Date:	July 21, 2010	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

Index to Exhibits

Exhibit No.	Description
10.1	Credit Agreement among PartnerRe Ltd., the Designated Subsidiary Borrowers, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent, dated July 16, 2010.